Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated February 14, 2014 with respect to the shares of Common Stock of Ohr Pharmaceutical, Inc., and any amendments thereto, executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: February 14, 2014	SOUTH FERRY #2, L.P.

	By:	/s/ Morris Wolfson
		Name:	Morris Wolfson
		Title:	Portfolio Manager

WM GROUP HOLDINGS, LLC

By:	/s/ Aaron Wolfson
	Name:	Aaron Wolfson
	Title:	Manager

/s/ Aaron Wolfson
AARON WOLFSON

/s/ Abraham Wolfson
ABRAHAM WOLFSON

/s/ Morris Wolfson
MORRIS WOLFSON